Exhibit 10.1
INDUSTRIAL LEASE
(Mexico Form)
VERDE LIBRAMIENTO AEROPUERTO, LLC
LANDLORD
AND
INTERNATIONAL MANUFACTURING SOLUTIONS OPERACIONES, S. DE R.L. DE C.V.
TENANT
DATED: June 20, 2011
PROPERTY:
Avenida Don Manuel Talamas Camandari #2451
Cd. Juarez, Chihuahua, Mexico

INDUSTRIAL LEASE
This Industrial Lease (the “Lease” or the “Agreement”) is entered into by and between Verde Libramiento Aeropuerto, LLC (hereinafter referred to as “Landlord”), represented herein by Albert Richard Moore, Jr. its legal representative, and International Manufacturing Solutions Operaciones, S. De R.L. De C.V., represented herein by Mr. Keith Alan Russell Middleton in his capacity as Chairman of its board and Attorney in Fact, its legal representative (hereinafter referred to as “Tenant”), according to the following recitals and articles.
RECITALS
I. Landlord, through its legal representative, hereby represents that:
a) It is a limited liability company duly incorporated and organized under the laws of the State of Delaware, United States of America (hereinafter “USA”), with certificate of formation filed before the Secretary of State of the State of Delaware on December 22, 2009, and with effective date of formation and domestication on January 4, 2010 at 1:00 pm EST, as provided by the Certificate of Domestication filed before the Secretary of State of the State of Delaware on December 22, 2009.
b) Its legal representative is entitled with sufficient power and authority to enter into this Agreement, power and authority which have not been revoked or limited in any manner whatsoever as evidenced in the public instrument 33,696 dated January 5, 2010 of the records of Notary Public Number 12 in and for Monterrey, State of Nuevo Leon and registered with the Public Registry under Folio number 1032/2009 dated January 30, 2009.
c) It has free and clear title to a parcel of land with an area of approximately 283,280.90 square meters known Parque Industrial Verde Independencia II, located at Avenida Don Manuel Talamas Camandari #2451, Cd. Juarez, State of Chihuahua, Mexico[ (the “Property”)], according to Public Deed Number 7,642 dated March 1, 2005 and Public Deed Number 8,188 dated June 23, 2005 of the records of Notary Public Number 29, in and for Cd. Juarez, State of Chihuahua; and it is the owner of a building constructed thereon identified as Building Verde Independencia II Building 4, with a total area of 205,145 rentable square feet (the “Building”). The Building and the Property are described in Exhibit “A” which is incorporated herein by reference.
d) The Property was conveyed to the trust with The Bank of New York Mellon, Sociedad Anonima, Institucion de Banca Multiple, as trustee of Trust No. F/00718 (hereinafter referred as to “New Trust”), as trustee of Fideicomiso Irrevocable de Garantia No. F/684, as established in Escritura Publica (Deed) No. 33,419, Volume 318, Folio 063435, of the protocol of Notary Public No. 12, Lic. Fernando Mendez Zorrilla, in and for First Notary and Registry District of the State of Nuevo Leon, State of Nuevo Leon, Mexico.
e) Landlord desires to lease the Building containing 205,145 rentable square feet, as more particularly described on Exhibit “B” hereto (collectively referred to hereinafter as (the “Premises”) to Tenant under the terms and conditions hereof.
f) The use of the Premises is subject to the rules and regulations attached herein as Exhibit “C” of this Agreement as they may be amended in writing by Landlord (the “Rules and Regulations”).

II. Tenant, through its legal representative, hereby represents that:
a) It is a company duly incorporated and existing pursuant to the laws of Mexico, with the required authority and sufficient means to enter into this Agreement, as evidenced in Public Instrument Number 8,802 dated April 8, 2003, of the records of Notary Public Number 28 in and for Cd. Juarez, State of Chihuahua and registered with the Public Registry of Property and Commerce of Cd. Juarez, State of Chihuahua dated April 8, 2003.
b) Its legal representative is entitled with sufficient power and authority to enter into this Agreement, power and authority which have not been revoked or limited in any manner whatsoever, as evidenced in the public instrument 4,082 dated September 27, 2003, of the records of Notary Public Number 9 in and for Cd. Juarez, State of Chihuahua and registered with the Public Registry of Property and commerce of Cd. Juarez, State of Chihuahua dated September 29, 2003.
c) Its legal representative is entitled with sufficient power and authority to enter into this Agreement, power and authority which have not been revoked or limited in any manner whatsoever.
d) Its corporate purposes include the possibility of entering into this Agreement and obligating itself in the terms and under the conditions set forth herein;
e) It wishes to lease the Premises under the terms and conditions hereof;
f) It has reviewed the Rules and Regulations and knows that its use of the Premises is subject to those Rules and Regulations; and
g) It knows the exact location of the Premises as well as its current condition.
III. The parties hereto, through their legal representatives, hereby represent that:
a) They have freely negotiated the terms and conditions hereof, and that therefore, this Agreement was entered into with no deceit, bad faith, error, or any other consent vice whatsoever that could cause their non-existence or nullity; and
b) They acknowledge the authority with which their legal representatives appear to the execution hereof.

Based on the aforementioned representations, the parties hereto agree to enter into this Agreement pursuant to the following:
ARTICLES

ARTICLE 1— BASIC TERMS
The following terms used in this Lease shall have the meanings set forth beside such terms in this Article 1.

Tenant’s Notice Address:	Santos Dumont #6620 Parque Industrial Panamericano Cd. Juarez, Chih, Mexico 32695

Tenant’s Billing Address (if different):	Avenida Don Manuel Talamas Camandari #2451 Cd. Juarez, Chihuahua, Mexico

Landlord’s Notice Address:	Verde Libramiento Aeropuerto Ave. Antonio J. Bermudez #1451 Parque Industrial Bermudez Cd. Juarez, Chihuahua 32470 Mexico

Guarantor:	Viasystems Technologies Corp., L.L.C. 101 South Hanley Road, Suite 1800 St. Louis, MO 63105-3406

Landlord’s Rent Payment Bank Account:	Exhibit “D”

Tenant’s Pro Rata Share:	One Hundred (100%) of a charge or expense applicable to the Building. In the event that a charge or expense is applicable to the Property, an equitable portion of the charge or expense will be allocated to the Building and Tenant’s Pro Rata Share shall apply to that portion allocated to the Building.

Lease Term:	Seventy two (72) months, beginning on the Commencement Date and ending on the last day of the seventy second (72nd) full calendar month thereafter.

Beneficial Occupancy Date:	Upon all of the following occurring:
Landlord’s execution of the Lease;
Delivery by Tenant of security deposit and general liability and personal property insurance to Landlord;
Approval of drawings and specifications by Tenant; and Substantial Completion of Landlord’s Work as such term is defined in Exhibit “G.”
The parties shall acknowledge the Beneficial Occupancy Date in writing.

Commencement Date:	November 1, 2011 (subject to adjustment pursuant to Section 2.03 below).

Civil Code:	means the Civil Code for the State of Chihuahua.

Base Rent:

Months 1-7	$39,947.33 USD per month (USD$2.34/rsf/annum)
Months 8-12	$41,405.78 USD per month (USD$2.42/rsf/annum)
Months 13-14	$42,204.72 USD per month (USD$2.47/rsf/annum)
Months 15-24	$70,935.74 USD per month (USD$4.15/rsf/annum)
Months 25-36	$72,325.29 USD per month (USD$4.23/rsf/annum)
Months 37-48	$73,742.62 USD per month (USD$4.31/rsf/annum)
Months 49-60	$75,188.31 USD per month (USD$4.40/rsf/annum)
Months 61-72	$76,662.90 USD per month (USD$4.48/rsf/annum)

Permitted Use:	shall mean non-contaminating manufacturing, warehouse and office uses to the extent these are permitted under the use of land permit (“licencia de uso de suelo”) corresponding to the Property.

Brokers:	Simons Industrial.

Parking Spaces:	287 unreserved car parking spaces.

Security Deposit:	$67,436.84 (cash deposit)
ARTICLE 2 — LEASE TERM
2.01 Lease of Premises for Lease Term. Landlord hereby leases the Premises, in its actual conditions and free of any lien and encumbrances, to Tenant and Tenant leases the Premises from Landlord for the Lease Term, upon and subject to all of the terms, conditions and provisions of this Lease.
2.02 Early Possession. Any occupancy of the Premises by Tenant prior to the Commencement Date (“Early Possession”) will be subject to all of Tenant’s obligations under this Lease (except that Tenant will not be obligated to pay Base Rent and Additional Rent until the Commencement Date). Tenant shall provide Landlord with copies of certificates of insurance, complying in all respects with the terms of this Lease for all insurance required to be provided hereunder prior to entering the Premises. Tenant hereby releases and discharges Landlord, its contractors, agents, employees and manager from and against any and all claims of loss, damage or injury to persons or property, including without limitation any product inventory, which is alleged to have occurred during the period of Early Possession from any cause whatsoever, EVEN IF SUCH CLAIMS ARE BASED IN WHOLE OR IN PART UPON THE NEGLIGENCE OF LANDLORD, ITS CONTRACTORS, AGENTS, EMPLOYEES OR MANAGER. Landlord makes no representation or warranty about safety of the Premises during any period of Early Possession, as construction and other activities will be ongoing. Tenant shall coordinate its activities in the Premises during Early Possession with Landlord and Landlord’s Contractor.
2.03 Delay in Commencement. If Landlord is unable to deliver the Premises on the Commencement Date, such date will be postponed to the date possession of the Premises is delivered to Tenant. In such event, Landlord and Tenant, prior to the occupancy of the Premises by Tenant will execute a Certificate of Occupancy setting forth the Commencement Date and expiration date of this Lease.
2.04 Covenant of Quiet Enjoyment. Tenant, on paying the Rent and performing its obligations hereunder, will peacefully and quietly have, hold and enjoy the Premises throughout the Lease Term without any manner of hindrance from Landlord, subject however to all the terms and provisions hereof.

2.05 Holding Over. If Tenant does not vacate the Premises and surrender the Premises in the condition required hereby upon the expiration or earlier termination of this Lease, the Base Rent will increase to 200% of the Base Rent then in effect and Tenant’s obligation to pay Additional Rent (as such term is defined below) will continue. Additionally, if Tenant does not vacate the Premises and surrender the Premises in the condition required hereby within sixty (60) days after the expiration or earlier termination of this Lease, Tenant will indemnify Landlord against all damages, costs, liabilities, claims and expenses, including reasonable attorneys’ fees, which Landlord incurs on account of Tenant’s failure to vacate and surrender. Any holdover by Tenant shall not constitute an extension of the Lease or recognition by Landlord of any right of Tenant to remain in the Premises and also shall not constitute a renewal of the terms of the Lease.
Notwithstanding anything to the contrary herein, Tenant expressly waives its right under Article 2346 of the Civil Code to extend the Lease Term for an additional term as of the expiration thereof. Tenant expressly waives both its preferential and first refusal rights contemplated under Article 2384 of the Civil Code to continue leasing the Premises, Building and/or Property under a new lease; and to acquire the Premises, Building and/or the Property if the Landlord is willing to lease and/or sell them respectively. Also waives any right stated under Article 2388 of the Civil Code.
ARTICLE 3 — USE OF PREMISES
3.01 Manner of Use. Tenant will use the Premises only for the Permitted Uses. Tenant will not cause or permit the Premises to be used in any way which (i) constitutes a violation of any Legal Requirements (as defined below) or the Rules and Regulations established by Landlord, (ii) annoys or interferes with the rights of tenants of the Property, or (iii) constitutes a nuisance or waste or will invalidate any insurance carried by Landlord. Tenant will, at its sole cost and expense, obtain and pay for all necessary permits, including a certificate of occupancy, and will promptly take all actions necessary to comply with all applicable federal, state or local laws, codes, rules, regulations, orders, covenants and requirements (collectively, “Legal Requirements”), regulating the use by Tenant of the Premises. Furthermore, notwithstanding anything in this Lease to the contrary, (i) Tenant is responsible for determining whether or not the zoning is appropriate for Tenant’s intended use, and (ii) if Legal Requirements hereafter change so as to require during the term of this Lease the construction of an addition to, an alteration of, or the reinforcement or other physical modification of the Building, as a result of Tenant’s use of the Premises and/or alterations to the Premises made by the Tenant, or the remediation of any Hazardous Substance not shown on an environmental Phase I report provided by Landlord to Tenant covering the Property and dated on or before the Beneficial Occupancy Date, Landlord shall cause the required work to be performed and the costs of such work shall constitute Operating Expenses (as defined below) in accordance with the terms of the Lease. Tenant shall be responsible for Tenant’s Pro Rata Share of such costs, unless the costs pertain to the Premises only in which event Tenant shall be responsible for the entire cost.
3.02 Landlord’s Access. Landlord or its agents may enter the Premises, upon twenty-four (24) hours prior notice to Tenant (except in the case of an emergency when no notice will be required), to show the Premises to potential buyers, investors or other parties, for routine property inspections and maintenance or for any other purpose Landlord deems reasonably necessary. During the last nine (9) months of the Lease Term, Landlord may place customary “For Lease” signs on the Premises and show the Premises to potential tenants. Landlord or its agents shall contact the general manager of the Tenant to give notice of Landlord’s intention of exercising its rights under this Section 3.02. Landlord (i) acknowledges that Tenant is a contracting manufacturer, and (ii) agrees that if a direct competitor of Tenant is seeking to view the Premises, Tenant shall require and Landlord shall give more than 24 hours notice before Landlord may show the Premises to such party. Landlord’s exercise of its rights under this Section 3.02 shall not materially and adversely affect the operation of Tenant’s business on the Premises.

3.03 Common Areas.
(a) Common Areas. The term “Common Areas” means all areas within the Property which are available for the common use of tenants of the Property and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, access roads, landscaping, and planted areas. Landlord, from time to time, may change the size, location, nature, and use of any of the Common Areas, convert Common Areas into leaseable areas, construct additional parking facilities in the Common Areas, and increase or decrease Common Area land or facilities so long as Tenant’s access to or use of the Premises and/or the parking spaces allocated to Tenant pursuant to the “Parking Spaces” section of Article 1 (“Tenant’s Parking Spaces”) is not adversely affected in any material way.
(b) Use of Common Areas. Tenant will have the non-exclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas, including the Parking Spaces, for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish or modify from time to time. Tenant agrees to abide by all such rules and regulations of which Tenant receives written notice from Landlord and to use its best efforts to cause others who use the Common Areas with Tenant’s express or implied permission to abide by the Rules and Regulations. At any time, Landlord may close any Common Areas to perform any acts as, in Landlord’s reasonable judgment, are desirable to maintain or improve the Property, or to prohibit the accrual of any prescriptive rights or rights by the public to such Common Areas. Tenant will not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas.
3.04 Signage and Parking. Notwithstanding anything to the contrary contained in the Rules and Regulations, (i) Tenant shall have the right to install a sign on the Building and on the directory for the industrial park being developed on the Property provided that such signs shall comply with the sign specifications established for such industrial park, and (ii) Tenant may park company owned vehicles in Tenant’s Parking Spaces on a 24/7 basis.
ARTICLE 4 — RENT
4.01 Base Rent. On the first day of each calendar month starting on the Commencement Date and during the Lease Term, Tenant will pay to Landlord the Base Rent in monthly installments, in lawful money of the United States of America, or its equivalent in Mexican currency at the sell rate of exchange for debts denominated in foreign exchange and payable in Mexico, published by the Banco de Mexico in the Official Gazette of the Federation on the business day immediately prior to the date of payment, in advance and without offset, deduction, prior notice or demand. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. The Base Rent is payable at Landlord’s Rent Payment Bank Account or at such other place or to such other person as Landlord may designate in writing from time to time. Payments of Base Rent for any partial calendar month will be prorated based on the number of days in the applicable calendar month. Landlord must deliver the corresponding official invoice to the Tenant in compliance with Mexican tax requirements.

4.02 Additional Rent. All sums payable by Tenant under this Lease other than Base Rent are “Additional Rent”; the term “Rent” includes both Base Rent and Additional Rent. Landlord will estimate in advance and charge to Tenant the following costs (“Total Operating Costs”), which Tenant will pay on a monthly basis throughout the Occupancy Period (as defined below) at the same time as Base Rent is to be paid: (i) all Real Property Taxes for which Tenant is responsible under Article 5, (ii) all utility costs (to the extent utilities are not separately metered) for which Tenant is responsible under Article 6, (iii) all insurance premiums for which Tenant is responsible under Article 8, and (iv) all Operating Expenses for which Tenant is responsible under Article 7 of this Lease. Landlord may adjust its estimates of Total Operating Costs at any time (but no more frequently than once every calendar year) based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments will be effective as of the next Base Rent payment date after notice to Tenant. “Occupancy Period” means the period from the time commencing on the Beneficial Occupancy Date, throughout the Lease Term until the termination of this Agreement. Landlord estimates that the Total Operating Costs for the first lease year shall be: (i) $0.19 per square foot for Real Estate Taxes, (ii) $0.08 per square foot for insurance, (iii) $0.12 per square foot for Common Area Maintenance and (iv) the management fee as described below. The common area maintenance expense does not include Security for the Building, only includes security for the Park. Additionally Tenant shall be responsible for its Pro Rata Share of the Building security expense. This cost will also be billed as an Operating Expense In the event that the Premises are expanded to include the entire Building, Tenant shall be directly responsible for the Building security.
After the end of each fiscal year during the Term, Landlord will deliver to Tenant a statement setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such costs and expenses. Within thirty (30) days after Tenant’s receipt of such statement, there shall be an adjustment between Landlord and Tenant based on the sums paid by Tenant in comparison to Tenant’s Pro Rata Share of such costs and expenses. Such statement shall set forth (a) Landlord’s actual cost for such Total Operating Costs, categorized by class and amount; (b) the actual amount due from Tenant for Tenant’s Pro Rata Share of such Total Operating Costs and (c) the sum of the estimated monthly installments paid by Tenant during the applicable fiscal year. Landlord shall maintain complete and accurate records of (i) all Real Property Taxes for which Tenant is responsible under Article 5, (ii) all utility costs (to the extent utilities are not separately metered) for which Tenant is responsible under Article 6, (iii) all insurance premiums for which Tenant is responsible under Article 8, and (iv) all Operating Expenses for which Tenant is responsible under Article 7 of this Lease. Tenant or its authorized agent shall have the right, at Tenant’s sole cost and expense, to inspect Landlord’s records with respect to Tenant’s Pro Rata Share of Total Operating Costs, which inspection shall be at Landlord’s office in Landlord’s Notice Address. If Tenant disputes the amount or appropriateness of inclusion in Operating Expenses of any cost or expense billed to Tenant and such dispute has not been resolved prior to the time any disputed amount is due Landlord under this Lease, Tenant’s payment of any such disputed amount will not affect Tenant’s rights with regard to such disputed amount. If such dispute cannot be resolved by good faith negotiations between Landlord and Tenant within sixty (60) days after Tenant gives Landlord written notification of such dispute, then such dispute shall be resolved by an independent certified public accountant acceptable to Landlord and Tenant. Tenant shall pay the expense of the certified public accountant unless it is finally determined that Landlord overcharged Tenant by 4% or more. If on the basis of the final determination of Tenant’s Pro Rata Share for a specific fiscal year, Tenant owes an amount that is less than the payments for such fiscal year previously made by Tenant, Landlord shall credit such excess amount against the next monthly installments due from Tenant to Landlord for Operating Expenses. If on the basis of such final determination, Tenant owes an amount that is greater than the total amount of payments for such fiscal year previously made by Tenant, Tenant shall pay the amount of such deficiency to Landlord within ten (10) working days after such final determination. Landlord’s and Tenant’s reimbursement obligations set forth herein survive any termination of this Lease.
4.03 Tenant’s Pro Rata Share. Tenant’s Pro Rata Share is calculated by dividing the rentable area of the Premises by the total rentable square feet in the Building, which amounts are agreed to be those stated in Article 1.
4.04 Interest. Any Rent or other amount due to Landlord, if not paid when due, will bear interest from the date due until paid at the rate of ten percent (10%) per annum.

4.05 Late Charge. If any installment of Rent or any other sums due from Tenant is not received by Landlord within ten working days following the due date, Tenant will pay to Landlord a late charge equal to five percent (5%) of such overdue amount; provided, however, Landlord will not charge any late charge for the first two times in each calendar year that such payment is not made within ten (10) working days of the due date if payment is received within ten (10) working days of receipt of notice. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.
5 — PROPERTY TAXES
5.01 Real Property Taxes. Tenant will pay Tenant’s Pro Rata Share of Real Property Taxes allocable to the Occupancy Period. If Landlord receives a refund of any Real Property Taxes with respect to which Tenant has paid Tenant’s Pro Rata Share, Landlord will refund to Tenant, Tenant’s Pro Rata Share of such refund after deducting therefrom all related costs and expenses.
5.02 Definition of “Real Property Taxes”. “Real Property Taxes” means any and all taxes, duties or rights, imposed from time to time on the Building and the land associated therewith for tax purposes by any federal, state or local Mexican authorities, including, without limitation, assessments (special, betterment, or otherwise), levies, fees, rent taxes, excises, impositions, charges, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Building and the land associated therewith for tax purposes or any Rent or other sums payable by any tenants or occupants thereof. Real Property Taxes include Landlord’s reasonable and customary costs and expenses of review and contesting any Real Property Tax. If at any time during the Lease Term the present system of ad valorem taxation of real property is changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, Landlord is assessed a capital levy or other tax on the gross rents received with respect to the Building and the land associated therewith for tax purposes or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents or any similar substitute tax or levy, then all of such taxes, assessments, levies or charges, to the extent so measured or based, will be deemed to be a Real Property Tax. Tenant will receive its Pro Rata Share of any sum reimbursed or credited to Landlord resulting from a successful contest of any Real Property Tax.
6 — UTILITIES
6.01 Utilities. Tenant will promptly pay, directly to the appropriate supplier, the cost of all natural gas, energy, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises, together with any related installation or connection charges or deposits (collectively, “Utility Costs”) incurred during the Occupancy Period. If any services or utilities are jointly metered with other premises, Tenant will pay Tenant’s Pro Rata Share of such Utility Costs to Landlord; provided, however, in the event Landlord determines that Tenant is consuming greater that than Tenant’s Pro Rata Share of such services or utilities consumed in other premises, Landlord will make a reasonable determination of Tenant’s actual share of such Utility Costs and Tenant will pay its actual share (as reasonably determined by Landlord) to Landlord. Landlord shall be responsible for delivering to Tenant for the Lease Term up to 3,000 KVA rights on site as may from time to time be required by Tenant during the Lease Term (plus the necessary equipment to provide service for 3,500 KVAs). Landlord shall be responsible to provide and pay for any connection fees, (Cuota de Cooperación) transmission lines infrastructure and hook up fees required by the CFE to serve the Premises at the Premise’s boundary limits at no additional cost to Tenant with the aforementioned KVAs. Landlord reserves the right to hold ownership to any KVAs available in the Property and to temporarily assign them to Tenant. Tenant agrees to execute any and all documentation to return any KVA’s assigned to it per this Lease, upon termination of the Lease.

6.02 Discharge of Residual Waters. Tenant agrees to comply with each and every obligation contained in the applicable Legal Requirements with respect to the discharge of residual waters. Furthermore, Tenant agrees to prepare and deliver to the Landlord as may be required by Landlord (reasonably) or any competent government authorities, pursuant to the applicable Legal Requirements, reports on the content of the residual waters discharged by Tenant.
For the above referred purposes, the Landlord shall have the right at any moment, to take samples of the discharges generated by Tenant to be analyzed by Landlord, at Landlord’s cost.
Furthermore, Landlord may perform studies and/or verifications of Tenant’s residual water discharges, subject to prior written notice given to Tenant, in order to verify that the residual water discharges do not exceed the maximum parameters permitted by the Legal Requirements of any and all elements, products or raw material employed or derived from the production process of the Tenant, provided, that if due to such verifications Landlord discovers an excess in the maximum parameters permitted by Legal Requirements in the residual waters, caused by Tenant, its employees, guests, agents, successors or any third party under its responsibility, Landlord shall so notify Tenant providing relevant supporting documentation, and allow Tenant a term of 10 (ten) working days after Tenant’s receipt of the notification, for Tenant’s performance of its own tests if Tenant so wishes. Tenant’s tests will be performed using the same methodology employed by the environmental consultant used by Landlord and by a reputable environmental consultant reasonably approved by Landlord and if such tests confirm those performed by Landlord, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection therewith within ten (10) working days after Tenant receives such test results, and Tenant shall immediately implement at its own cost and expense, all remedial actions required by Legal Requirements in order to reduce the parameters of Tenant’s residual water discharges to an acceptable level according to the applicable Legal Requirements.
Likewise, Tenant must comply with the applicable Legal Requirements and provide the above reports to any competent government authorities that may require such reports.
The above does not release Tenant from its responsibilities and obligations towards any governmental authorities with respect to the discharge of its residual waters, assessed pursuant to all applicable Legal Requirements; therefore Tenant shall be the only responsible party for the fulfillment of these obligations and shall indemnify Landlord and hold it harmless from any liability and/or damages derived from or related to the obligations of Tenant stated in this clause.
7 — OPERATING EXPENSES
7.01 Operating Expenses. Subject to the “Tenant’s Pro Rata” Section of Article I, Tenant will pay Tenant’s Pro Rata Share of all Operating Expenses allocable to the Occupancy Period. “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance and operation of the Property including, but not limited to: maintenance, repair and replacement of the heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance, repair and replacement of the roof, roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utility services attributable to the Common Areas; Building personnel costs; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property; fees for required licenses and permits; costs and expenses required by any governmental authority or by Legal Requirements, for any reason except for correcting a violation by Landlord of Legal Requirements, including capital improvements, whether capitalized or not, and the cost of any capital improvements made to the Property by Landlord that improve life-safety systems or reduce operating expenses (such costs to be amortized to the extent required pursuant to Section 7.02 below); and a property management fee (not to exceed one percent (1%) of the gross rents of the Premises for the calendar year). Operating Expenses do not include: (a) debt service under mortgages; (b) costs of restoration to the extent of net insurance proceeds received by Landlord; (c) leasing commissions and tenant improvement costs; (d) brokerage or litigation expenses relating to disputes with tenants; and (e) Landlord’s general corporate overhead costs.

7.02 To the extent any such expenditure constitutes a capital expenditure as determined by Landlord in accordance with standard real estate accounting practices, then such capital expenditure shall be amortized (including interest on the unamortized cost at a rate of eight percent (8%) per annum) over its useful life as reasonably determined by Landlord in accordance with generally accepted accounting principles.
8 — INSURANCE/INDEMNITY
8.01 Tenant’s Insurance. Tenant, at its expense, will maintain the following insurance coverage during the Occupancy Period:
(a) Liability Insurance. Commercial general liability insurance insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury at the Premises, including contractual liability. Such insurance will name Landlord, its property manager, any mortgagee, and such other parties as Landlord may designate, as additional insureds. The initial amount of such insurance will be Three Million Dollars legal currency of the United States of America ($3,000,000) per occurrence, of which Two Million Dollars legal currency of the United States of America shall be provided by an umbrella policy. The liability insurance obtained by Tenant under this Section 8.01 will (i) be primary and (ii) insure Tenant’s obligations to Landlord under Section 8.06. The amount and coverage of such insurance will not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease.
(b) Personal Property Insurance. Personal Property Insurance covering leasehold improvements paid for by Tenant and Tenant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than one hundred percent (100%) of the full replacement cost, without deduction for depreciation, providing protection against events protected under a Causes of Loss—Special Form property insurance policy as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance will be used for the repair or replacement of the personal property damaged or destroyed, unless the Lease Term is terminated under an applicable provision herein. If the Premises are not repaired or restored in accordance with this Lease, Landlord will receive any proceeds from the personal property insurance allocable to Tenant’s leasehold improvements.
8.02 Landlord’s Insurance. During the Lease Term, Landlord will maintain in effect a Causes of Loss—Special Form property insurance policy covering loss of or damage to the Property (including, without limitation, the Building) in the amount of its replacement value with such commercially reasonable endorsements and deductibles as Landlord determines from time to time, but in no event in excess of $50,000.00. Landlord will have the right to obtain flood, earthquake, and such other reasonable insurance as Landlord determines from time to time or is required by any mortgagee of the Property. Landlord will not insure Tenant’s fixtures or equipment or building improvements paid for by Tenant. Landlord shall obtain commercial general liability insurance in an amount and with coverage reasonably determined by Landlord insuring Landlord against liability with respect to the Premises and the Property. The liability policy obtained by Landlord will not provide primary insurance, will not be contributory and will be excess over any liability insurance maintained by Tenant. Landlord will also maintain a rental income insurance policy, with loss payable to Landlord. Tenant will pay Landlord Tenant’s Pro Rata Share (as defined in Article I) of premiums for the insurance policies maintained by Landlord. Any increase in the cost of Landlord’s insurance solely due to the specific use of the Premises by Tenant at the Premises (and not arising as a result of the fact that Tenant occupies the Premises) will be paid by Tenant to Landlord as Additional Rent. Upon Tenant’s request, Landlord shall provide Tenant with copies of, or certificates evidencing, the insurance policies to be carried by Landlord under this Section 8.02.

8.03 General Insurance Provisions. Certificates for any insurance which Tenant is required to maintain under this Lease will include a provision in which the insurance carrier agrees to endeavor to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage. Prior to the earlier of Tenant’s entry into the Premises or the Commencement Date, Tenant will deliver to Landlord an insurance company certificate that Tenant maintains the insurance required by Section 8.01 and not less than thirty (30) days prior to the expiration or termination of any such insurance, Tenant will deliver to Landlord renewal certificates therefor. Tenant will provide Landlord with copies of the policies promptly upon request from time to time. All insurance policies required under this Lease (other than the umbrella coverage described in Section 8.01a) shall be in a form approved by the National Insurance and Bond Agency (Comision Nacional de Seguros y Fianzas of Mexico and issued by one or more highly reputable insurance companies licensed to do insurance business in Mexico.
8.04 Tenant’s Damage Waiver. Except as set forth below, Tenant assumes all risk with respect to damage to or theft of its property located at the Premises and interruption of its business and agrees to look solely to its own insurance in the case of any damage to its property or interruption to its business. Accordingly, Tenant expressly, knowingly and voluntarily waives and releases any claims which it may have against the Landlord or Landlord’s officers, members, managers, employees, agents, contractors or manager for damage to or theft of Tenant’s property located at the Premises and loss of business (including interruption to Tenant’s business) as a result of the acts or omissions of Landlord or Landlord’s employees, agents, contractors or manager, INCLUDING AS A RESULT OF THE NEGLIGENCE OF LANDLORD OR ITS EMPLOYEES, AGENTS, CONTRACTORS OR MANAGER. Without limiting the foregoing, Tenant waives any claims against Landlord as a result of any explosion, flooding or leaking in the Premises, the Premises becoming out of repair, any latent or patent defects in the Premises or any accident within or adjacent to the Premises. Tenant shall, on or before the earlier of the Lease Commencement Date or the date on which Tenant first enters the Premises for any purpose, at its sole cost and expense, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer with respect to the property and business interruption insurance maintained by Tenant in connection with the Premises and property located therein.
8.05 Landlord’s Damage Waiver. Except as set forth below, Landlord assumes all risk with respect to damage to the Premises Property and interruption to the operation of the Premises and agrees to look solely to its own insurance in the case of any damage to the Premises or interruption to its business. Accordingly, Landlord expressly, knowingly and voluntarily waives and releases any claims which it may have against the Tenant or Tenant’s officers, members, managers, employees, agents, or contractors for damage to the Premises (including damage to or theft of Landlord’s property located at the Premises) and/or the Property and a loss of business (including lost rents at the Premises) as a result of the acts or omissions of Tenant or Tenant’s employees, agents or contractors, INCLUDING AS A RESULT OF THE NEGLIGENCE OF TENANT OR ITS EMPLOYEES, AGENTS OR CONTRACTORS. Without limiting the foregoing, Landlord waives any claims against Tenant as a result of the Premises and/or the Property becoming out of repair or any defects in Tenant’s property at the Premises or any accident within or adjacent to the Premises. Landlord shall, at its sole cost and expense, obtain and keep in full force and effect at all times a waiver of subrogation from its insurer with respect to the Premises, Landlord’s property located therein and Landlord’s rent loss insurance.

8.06 Tenant’s Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord and Landlord’s employees, agents, contractors and manager (collectively, the “Landlord Indemnitees”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on (i) any acts or omissions of Tenant, its employees, agent or contractors, or (ii) any personal injury or property damage occurring within the Premises or arising out of Tenant’s operations at the Property, EVEN IF SUCH CLAIMS ARE BASED IN WHOLE OR IN PART UPON THE NEGLIGENCE OF THE LANDLORD INDEMNITEES (BUT NOT TO THE EXTENT SUCH CLAIMS ARE BASED UPON THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF THE LANDLORD INDEMNITEES). Tenant shall have the right to assume the defense of any claim covered by this indemnity on behalf of both itself and the Landlord Indemnitees and the Landlord Indemnitees may not settle such claim without the consent of Tenant, provided (a) Tenant acknowledges to the Landlord Indemnitees in writing that it is responsible for such claim under the terms of this paragraph and (b) the lawyers selected by Tenant to handle such defense are reasonably satisfactory to the Landlord Indemnitees and such representation does not result in a conflict of interest for such lawyers. The Landlord Indemnitees may participate in the defense of such claim at their own expense unless Tenant is not representing the Landlord Indemnitees in which case the reasonable expense of the Landlord Indemnitees in defending against such claim shall be paid by Tenant. The provisions of this indemnity shall survive the expiration or sooner termination of this Lease only as to claims arising out of events occurring prior to the expiration or earlier termination of this Lease.
8.07 Labor Responsibility. Tenant shall assume full responsibility for all its workers and employees and agrees to timely comply with any and all obligations and responsibilities as employer in respect to such workers and employees under the relevant Labor Federal Law (Ley Federal del Trabajo); the Social Security Law (Ley del Seguro Social); the Institute for the National Fund of Workers Housing Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and any and all regulations and dispositions issued in connection to such applicable Laws. Tenant hereby agrees to indemnify, defend, protect and save and hold harmless Landlord from and against any suit, demand, claim, cause of action, loss, damages, injury, fine, penalty, obligation to pay money, cost, liability or expense related to its labor responsibility (collectively, a “Labor Claim”) filed by any worker or employee of Tenant or its subcontractors or suppliers, as well as from any action on behalf of the Mexican Institute of Social Security, the Institute for the National Fund of Workers Housing or any other competent authority.
9 CONDITION AND MAINTENANCE OF PREMISES
9.01 Condition of the Premises. Before entering the Premises, Tenant shall carry out an inspection of the Property and the Premises and accept same in their current condition, subject to all Legal Requirements. Tenant represents and warrants that Tenant will carry out its own inspection (as mentioned above) or waive its right to carry out such inspection by writing, and inquiry regarding the condition of the Property and the Premises and will not rely on any representations of or warranties (express or implied) of Landlord except those expressly set forth herein or any broker with respect thereto.

9.02 Landlord’s Obligations. Subject to the provisions of Article 11 (Casualty and Condemnation), Tenant’s express obligations hereunder, and Tenant’s obligation to pay Additional Rent pursuant to Section 4.02, and except for damage caused by any act or omission of Tenant or Tenant’s employees, agents, contractors or invitees, Landlord will maintain the Common Areas in good order, condition and repair and will keep the foundation, roof, building systems (other than the heating, ventilating and air conditioning system), shared 276,000 gallon water tank and 2,000 GPM diesel pump comprising a part of the fire suppression system in the Building, structural supports (including structural components within the Premises) and exterior walls of the Building and other improvements on the Property in good order, condition and repair. Landlord will not be obligated to maintain or repair windows, doors or plate glass. Tenant will promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair. Landlord will repair, at Tenant’s expense, any damage to the Property caused by any act or omission of Tenant or Tenant’s employees, agents, contractors or invitees which is Landlord’s maintenance responsibility, and Landlord shall make all repairs required under this Section reasonably promptly after Tenant notifies Landlord of the need for such repairs. Landlord shall be responsible for maintaining and repairing the indoor water tanks currently located in the Premises and Tenant shall be responsible for its Pro Rata Share of the expense. In the event that the Premises are expanded to include the entire Building, Tenant shall be responsible for maintaining and repairing said indoor water tanks.
9.03 Tenant’s Obligations. Subject to the provisions of Article 11 (Casualty and Condemnation), Tenant, at its sole cost and expense, will keep all portions of the Premises (including without limitation, all systems and equipment, i.e., HVAC systems, dock levelers, bumpers, doors and floors including slabs and slab repairs, crack filling and joint repairs, but excluding the indoor water tanks currently located in the Premises) in good order, condition and repair (including repainting and refinishing, as needed). If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair can not be fully repaired or restored, Tenant will promptly replace such portion of the Premises or system or equipment. Tenant will maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a heating and air conditioning contractor, such contract and contractor to be reasonably approved by Landlord. At Landlord’s election, Landlord will perform Tenant’s maintenance and repair obligations under this Section 9.03 and Tenant will reimburse Landlord for all reasonable costs incurred in doing so promptly upon receipt of a reasonably itemized invoice from Landlord. Furthermore, notwithstanding anything in this Lease to the contrary, Tenant shall be solely responsible, at its expense, for correcting any non-compliance with Legal Requirements arising out of the specific use to which Tenant will put the Premises or to any installations, alterations, additions or improvements made or to be made to the Premises by Tenant.

9.04 Tenant’s Alterations.
(a) Tenant’s Work. Tenant may not make any installations, alterations, additions, or improvements or major repairs in or to the Premises without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All work will be performed in accordance with plans and specifications approved by Landlord, unless said improvements cost less than $12,000 USD, and do not involve roof penetrations, structural changes or changes to the Building envelope. Tenant will procure all necessary permits and licenses before undertaking any work on the Premises and will perform all work in a good and workmanlike manner employing materials of good quality and in conformity with all applicable Legal Requirements and insurance requirements. Tenant will (i) employ only contractors reasonably approved by Landlord, and (ii) require all contractors employed by Tenant to assume full responsibility for all its workers and employees and to require them to timely comply with any and all obligations and responsibilities as employer in respect to such workers and employees under the relevant Labor Federal Law (Ley Federal del Trabajo); the Social Security Law (Ley del Seguro Social); the Institute for the National Fund of Workers Housing Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and any and all regulations and dispositions issued in connection to such applicable laws. Landlord may inspect Tenant’s work at reasonable times upon reasonable notice to Tenant. Tenant will prosecute and complete such work with reasonable diligence and will provide Landlord with “as built” plans, copies of all construction contracts and proof of payment for all labor and materials.
(b) Tenant will give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Premises, regardless of whether Landlord’s consent to such work is required. Landlord may record and post notices of non-responsibility on the Premises.
(c) Notwithstanding anything herein to the contrary, Tenant expressly waives its right contemplated under Articles 2322 and 2323 of the Civil Code, to claim the payment of any consideration derived from the construction of the alterations, additions or improvements herein mentioned.
9.05 Lease Governs. This Lease governs the parties’ respective obligations for repair and maintenance of the Property (including the Building) and Premises, and the parties waive the benefit of any existing or future statute that is inconsistent with the provisions hereof or affords Tenant the right to terminate the Lease or make repairs at the expense of Landlord.
9.06 Surrender. Upon the expiration or earlier termination of the Lease, Tenant will surrender the Premises to Landlord broom clean and in the condition which Tenant is required to maintain the Premises under this Lease. Tenant will not be obligated to repair any damage which Landlord is required to repair under Article 11 (Casualty and Condemnation). Landlord may require Tenant, at its expense, to remove any alterations, additions or improvements made by Tenant or by Landlord, at Tenant’s request, prior to the expiration or earlier termination of the Lease and to restore the Premises to their prior condition. With respect to any alterations, additions or improvements which require Landlord’s approval, Landlord will specify if Tenant will be required to remove the same at the time of such approval. Any work which Tenant is not required to remove will, at Landlord’s option, become Landlord’s property and will be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without damage to the Property so long as Tenant repairs any damage caused by such removal. Notwithstanding anything to the contrary contained in this Section 9.06, Tenant shall not be required to remove any footings for Tenant’s manufacturing equipment installed in the Premises.
9.07 Exemption of Landlord from Liability. Landlord will not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person on or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property, or from other sources or places; (d) any curtailment or interruption in utility services or (e) any act or omission of any other tenant of the Property. Tenant will give Landlord prompt notice upon the occurrence of any accident or casualty at the Premises.

10 — HAZARDOUS MATERIALS
10.01 Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Property or the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, the Property or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable Environmental Law (as defined below). Hazardous Substances shall include, but not be limited to, PCB’s, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Tenant shall not engage in any activity in or on the Property or the Premises which constitutes a Reportable Use (as defined below) of Hazardous Substances without the express prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion, and timely compliance (at Tenant’s expense) with all Environmental Laws (as defined below). “Reportable Use” shall mean (i) the installation or use of any above ground or underground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Property or the Premises of a Hazardous Substance with respect to which any Environmental Laws (as defined below) requires that a notice be given to persons entering or occupying the Property or the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may use any ordinary and customary materials, in reasonable quantities, which are reasonably required to be used in the normal course of the Permitted Use, so long as the use thereof is in compliance with all Environmental Laws (as defined below), is not a Reportable Use, and does not expose the Property or the Premises or neighboring property to any meaningful risk of contamination or damage or expose Landlord to any liability therefore. In addition, Landlord may condition its consent to any Reportable Use upon receiving such additional assurances as Landlord reasonably deems necessary to protect itself, the public, the Property, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.
The term “Environmental Laws” shall mean any and all laws, regulations, resolutions, orders, permits and Mexican official standards concerning the preservation and restoration of the ecological balance, as well as the environmental protection within the Mexican Republic.
10.02 Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Property or the Premises, other than as previously consented to by Landlord, Tenant shall immediately give written notice of such fact to Landlord, and provide Landlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance. Without limiting Tenant’s obligations under the other provisions of this Article 10, on or before the Commencement Date, Tenant shall provide to Landlord copies of any and all permits applicable to Tenant’s use of any such Hazardous Substances and such other information regarding Tenant’s proposed use, manufacture, disposal, transportation, storage and/or release thereof as is reasonably requested by Landlord.
10.03 Tenant Remediation. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant’s sole cost and expense, take all investigatory and/or remedial action reasonably required by applicable Legal Requirements for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to or permitted by Tenant, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Tenant, or any third party other than Landlord’s Indemnitees.

10.04 Tenant Indemnification. Tenant shall indemnify, defend and hold Landlord, its agents, employees and lenders, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and reasonable attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance (i) brought onto the Premises during the term of this Lease (provided, however, that Tenant shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties which Tenant did not contribute to or exacerbate) or (ii) brought onto any portion of the Building or the Property, other than the Premises, by Tenant. Tenant’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless Landlord specifically agrees thereto in writing at the time of such agreement and such agreement specifically identifies this Section 10.04.
10.05 Investigations and Remediations. Landlord shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances in the Building, on the Premises and/or the Property prior to the Commencement Date, unless such remediation measure is required as a result of Tenant’s use (including any installations, additions or improvements by Tenant) of the Premises, in which event Tenant shall be responsible for such payment. Tenant shall cooperate in any such activities at the request of Landlord, including allowing Landlord and Landlord’s agents to have reasonable access to the Premises at reasonable times in order to carry out Landlord’s investigative and remedial responsibilities. Landlord shall exercise its best efforts in the exercise of its rights under this Section 10.05 to not materially and adversely affect the operation of Tenant’s business on the Premises.
10.06 Site Abandonment Study. At one hundred and twenty (120) days prior to the termination of the Lease Term and the surrender of the Premises by Tenant, Tenant shall deliver to Landlord a Site Abandonment Study, to be performed by a licensed environmental consultant selected by Tenant and confirmed by the Mexican Environmental Authority, the cost of which study is to be borne by Tenant, which certifies that the Premises are free from any type of Hazardous Substances. In case such studies or the Mexican Environmental Authority points out the existence of Hazardous Substances in the Property, Tenant shall diligently repair such situation, without impairing its liability for damages in favor of Landlord. Landlord shall not be obliged to receive the Premises until completion of the repairs and Tenant shall pay the monthly Base Rent and Operating Expenses to Landlord until said moment.
10.07 Environmental License. Tenant shall be responsible, at its sole cost and expense, to obtain a general environmental license (if applicable) to operate in the Premises.
11 — CASUALTY AND CONDEMNATION
11.01 Damage to Premises.
(a) If the Premises are destroyed or rendered untenantable, either wholly or in part, by fire or other cause of damage (“Damage Event”), Tenant will immediately notify Landlord in writing upon the occurrence of such Damage Event. Landlord may elect either to (i) repair the damage caused by such Damage Event as soon as reasonably possible, in which case this Lease will remain in full force and effect, or (ii) terminate the Lease Term as of the date the Damage Event occurred. Landlord will notify Tenant within thirty (30) days after receipt of notice of the Damage Event whether Landlord elects to repair the damage or terminate the Lease Term. If Landlord elects to repair the damage, Tenant will pay Landlord the portion of the deductible amount (which deductible shall not exceed Twenty-Five Thousand Dollars, legal currency of the United States of America ($25,000)) under Landlord’s insurance allocable to the damage to the Premises. Notwithstanding anything else contained in this Lease, in addition to any other obligations of Tenant under this Lease, if a fire occurs at the Property that is found to have resulted from or been caused by Tenant’s actions or wrongful or negligent failure to act, any costs charged to Landlord by the fire department or other official services in connection with such fire shall be Tenant’s responsibility and such costs (together with interest at the rate of 10% per annum) will be deemed to be Additional Rent under this Lease and will be payable to Landlord immediately on demand.

(b) If (i) based on the estimate (the “Restoration Estimate”) of Landlord’s architect or contractor, it will take Landlord more than two (2) months to rebuild the Premises following a Damage Event affecting the Premises, or (ii) the Damage Event occurs during the last six (6) months of the Lease Term and the damage to the Premises is estimated by Landlord to require more than thirty (30) days to repair, then, provided the Damage Event was not the result of the acts or omissions of Tenant, Tenant may elect to terminate the Lease Term as of the date the Damage Event occurred, which must be exercised by written notification to Landlord within ten (10) working days after the occurrence of the Damage Event, and, if such termination is based upon the facts described in paragraph (i) above, such ten (10) day period shall be extended to the date ten (10) working days after Tenant’s receipt of the Restoration Estimate.
(c) Notwithstanding anything to the contrary in this paragraph and in the Civil Code, and as material consideration for Landlord and Tenant entering into this Lease, if Tenant terminates this Lease under Paragraph 11.01(b), then Tenant hereby covenants to Landlord that it will promptly reinstate this Lease for the Lease Term which would have existed but for such termination by Tenant. If after the Lease is reinstated, Tenant is still prevented from using all or a substantial portion of the Premises for any purpose whatsoever (including, without limitation, the storage of goods, inventory, or materials) due to the Damage Event for an additional two (2) consecutive month period following the reinstatement of the Lease (i.e. Tenant is prevented from using all or a substantial portion of the Premises for a total of four (4) consecutive months), then following such second two (2) month period (i.e. Tenant is prevented from using all or a substantial portion of the Premises for a total of four (4) consecutive months), Tenant shall have the right to terminate this Lease by providing written notice to Landlord of such termination within ten (10) days following such four (4) consecutive month period, and except as otherwise expressly set forth in this Lease, the parties shall have no further obligations to each other under this Lease. This paragraph and the covenants and obligations contained therein shall survive any termination of this Lease.
(d) If the Property or Building is destroyed or damaged by a Damage Event and Landlord elects to repair or restore the Property or Building pursuant to the provisions of this Article 11, any Rent payable during the period of such damage, repair and/or restoration will be reduced according to the degree, if any, to which Tenant’s use of the Premises is impaired.
(e) The provisions of this Article 11 will govern the rights and obligations of Landlord and Tenant in the event of any damage or destruction of or to the Property (including the Building) or the Premises.
11.02 Condemnation. In the event that the whole of the Premises shall be lawfully condemned or taken for a public or quasi-public use, or sold by Landlord under the threat of the exercise of the power of eminent domain, (the act of which is hereinafter referred to as a “condemnation”), this Lease shall terminate as of the date the condemning authority takes title or that possession is to be surrendered to the condemnor or taking authority. The party who receives a condemnor’s notice of intention to take (the “Condemnation Notice”) shall immediately give a copy of such Condemnation Notice to the other party. In the event that there shall be a condemnation of any part of the Building or the Property, without there being a condemnation of any part of the Premises, or if there shall be a condemnation of less than all of the Premises and, as a result of such condemnation, (i) the Premises (or the remaining portion thereof) is no longer reasonably suited for the material conduct of Tenant’s usual business in Tenant’s reasonable business judgment, or (ii) the number of Tenant’s Parking Spaces is reduced by more than twenty percent (20%) and Landlord does not provide alternative equally accessible parking for Tenant’s use, then Tenant may terminate this Lease at any time after Tenant receives the Condemnation Notice by giving Landlord thirty (30) days written notice, and this Lease shall terminate as of the date that possession of the applicable portion of the Property, the Building or the Premises taken is required to be surrendered to the condemnor or taking authority. In the event of any such taking which does not result in a termination of this Lease pursuant to this Section 11.02, this Lease shall remain in full force and effect as to the portion of the Premises remaining, provided that the Base Rent and Tenant’s Pro Rata Share shall be proportionately reduced from the date that possession is required to be surrendered to the condemnor or taking authority in the same proportion that the total rentable square feet of the portion of the Premises taken bears to the total rentable square feet of the Premises prior to taking, and (b) Landlord shall use the condemnation award received by Landlord in connection therewith to restore the portion(s) of Premises, the Building and/or the Property remaining after such condemnation as soon as reasonably possible to a complete unit of the substantially similar quality, character and utility for Tenant’s purposes as existed prior to the condemnation. If this Lease is terminated by Tenant pursuant to this Section 11.02, Landlord shall return all prepaid unearned Base Rent and other prepaid unearned sums to Tenant within thirty (30) days of the date of termination of this Lease. Any condemnation award or payment will be paid to Landlord. Tenant will have no claim against Landlord for the value of the unexpired lease term or otherwise; provided, however, Tenant may make a separate claim with the condemning authority so long as Landlord’s award is not reduced thereby.

12 — ASSIGNMENT AND SUBLETTING
12.01 Landlord’s Consent Required. Tenant will not assign or transfer this Lease or sublease the Premises or any part thereof or interest therein, or mortgage, pledge or hypothecate its leasehold interest, without Landlord’s prior written consent, which will not be unreasonably withheld, conditioned or delayed. Unless Tenant is a publicly traded company, a transfer of a controlling interest, in one or more transactions, in Tenant will be deemed an assignment of this Lease. Any attempted transfer without consent will be void and constitute a non-curable Event of Default under this Lease (as defined below). Tenant’s request for consent will include the details of the proposed sublease or assignment, including the name, business and financial condition of the prospective transferee, financial details of the proposed transaction (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other reasonable information Landlord deems relevant. Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances: (i) the assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease; (ii) the intended use of the Premises by the assignee or sublessee is not the same as set forth in this Lease or otherwise reasonably satisfactory to Landlord; (iii) the intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Property; (iv) occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord or the Property with regard to the identity of tenants, usage in the Property, or similar matters; (v) the assignee or sublessee is then negotiating with Landlord or has negotiated with Landlord within the previous six (6) months, or is a current tenant or subtenant within the Property; (vi) the identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Property; or (vii) in the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease. The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Tenant will promptly furnish to Landlord copies of all transaction documentation.
12.02 Transfers to Affiliates. Notwithstanding Section 12.01, Tenant, on prior notice to Landlord (but without Landlord’s consent), may assign this Lease or sublet the Premises to (i) any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”), provided such Tenant Affiliate after the assignment or sublease will have a comparable net worth to Tenant, or (ii) any entity controlled by Guarantor (a “Guarantor Affiliate”), provided such Guarantor Affiliate after the assignment or sublease will have a comparable net worth to Tenant.

12.03 Offer to Terminate. If Tenant desires to assign this Lease or sublease all of any part of the Premises other than to a Tenant Affiliate, Tenant will notify Landlord and Landlord for a period of thirty (30) days will have the right to terminate the Lease Term. If Tenant desires to sublease only a portion of the Premises, and such portion is subdividable (with any costs paid by Tenant), then the right to terminate may be exercised with respect to only that portion of the Premises to be subleased. If Landlord elects not to terminate the Lease Term as provided in this Section 12.03, Tenant shall pay to Landlord fifty percent (50%) of any net profits received by Tenant from any assignment of this Lease or sublet of the Premises.
12.04 No Release of Tenant. Notwithstanding any assignment or subletting, Tenant will at all times remain fully responsible and primarily liable for the payment of Rent and compliance with all of Tenant’s obligations under this Lease. Consent to one transfer will not be deemed a consent to any subsequent transfer or a waiver of the obligation to obtain consent on subsequent occasions. If Tenant’s assignee or transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the assignee or transferee.
13 — DEFAULTS AND REMEDIES
13.01 Covenants and Conditions. Each of Tenant’s obligations under this Lease is a covenant and a condition. Tenant’s right to continue in possession of the Premises is conditioned upon such performance.
13.02 Defaults. Each of the following constitutes an “Event of Default” under this Lease which would entail demanding the payment of losses and damages by the non-breaching party:
(a) Tenant fails to pay Rent or any other sum payable under this Lease within five (5) working days after it is due; provided, however, with respect to the first such nonpayment in any calendar year, Tenant will have five (5) working days after receipt of notice that Rent is due to pay such amount;
(b) Tenant fails to perform any of Tenant’s other obligations under this Lease and such failure continues for a period of thirty (30) days after notice from Landlord; provided that if more than thirty (30) days are reasonably required to complete such performance, Tenant will not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion;
(c) Tenant vacates or abandons the Premises;
(d) Tenant (or Guarantor) becomes insolvent or bankrupt, has a receiver or conciliator appointed for any part of its property, makes an assignment for the benefit of its creditors, or any proceeding is commenced either by Tenant or against it under any bankruptcy or insolvency laws, which proceeding is not dismissed within sixty (60) days; or
(e) Tenant delivers any materially false information to Landlord.

13.03 Remedies. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election:
(a) Rescission of the Lease. Landlord may rescind this Lease. If Landlord rescinds this Lease, Landlord may recover from Tenant the sum of the following amounts which will constitute damages and losses (“daños y perjuicios”): all Base Rent and all other amounts accrued hereunder to the date of such rescission; the value of any free or reduced rent provided for in this Lease; the cost of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the rescission of this Lease measured from the date of such rescission to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by releasing the Premises for such period, taking into consideration the availability of acceptable tenants, the time period to secure future tenants (and the commencement of the payment of rents), and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the ninety (90) day United States of America Treasury bill rate at the date of such rescission.
(b) Waiver. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease at law, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.
(c) Additional Remedies. Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.
13.04 Damages and Losses. On any termination or rescission, Landlord’s damages and losses will include all costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with any court or other court proceeding with respect to the Lease, or the pursuing of any action with respect to Landlord’s right to possession of the Premises. All such damages and losses suffered (apart from Rent payable hereunder) will be paid to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceedings.
13.05 Notice to Landlord. Tenant will give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to mortgagee or beneficiary under any Security Document (as defined in Section 14.01) encumbering the Property whose name and address have been furnished to Tenant. Landlord will not be in default under this Lease unless Landlord (or such mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice or such longer period as may be required to diligently complete such matter. If Landlord (or such mortgagee or beneficiary) can not perform any of its obligations due to events beyond its reasonable control, the time provided for performing such obligations will be extended by a period of time equal to the duration of such events. Events beyond Landlord’s reasonable control include, but are not limited to, acts of God, force majeure, war, civil commotion, labor disputes, strikes, fire, flood or other casualty or weather conditions, shortages of labor or material, and Legal Requirements.
13.06 Landlord’s Right to Cure. Upon the occurrence of an Event of Default by Tenant under this Lease, Landlord will have the right (but is not required) to perform such obligation and, if necessary, to enter upon the Premises as allowed by applicable Mexican laws. All costs incurred by Landlord in connection with such performance (together with interest at the rate of ten percent (10%) per annum) will be deemed to be Additional Rent under this Lease and will be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any of its other rights or releasing Tenant from any of its obligations under this Lease.

13.07 Security Deposit. Upon the execution of this Lease, Tenant will deposit with Landlord the Security Deposit. Landlord may, at its option, after the occurrence of an Event of Default apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant, cure any other Event of Default of Tenant, or compensate Landlord for any loss or damage which Landlord may suffer due to an Event of Default. If Landlord uses any part of the Security Deposit, Tenant will restore the Security Deposit to its full amount within ten (10) days after Landlord’s request. No interest will be paid on the Security Deposit. The Security Deposit may be commingled with other funds of Landlord. Upon expiration of the Lease Term, or earlier termination of this Lease, and after Tenant has vacated and surrendered the Premises in the manner required by this Lease, Landlord will return to Tenant any balance of the Security Deposit not applied pursuant to this Section. If the Security Deposit is in the form of an unconditional, irrevocable letter of credit, such letter of credit will be issued by a financial institution and in a form acceptable to Landlord.
14 — PROTECTION OF LENDERS AND OWNERS
14.01 Subordination. Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds of trust, security interests, mortgages, master leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Property, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Property by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Furthermore, Tenant shall within fifteen (15) days of demand therefor execute any instruments or other documents which may be required by Landlord or the holder of any Security Document to evidence such attornment and specifically shall execute, acknowledge and deliver within fifteen (15) days of demand therefor a subordination of lease or subordination of deed of trust, in the form customarily employed by such holder requesting the document; the failure to do so by Tenant within such time period shall be a material default hereunder. This Lease shall survive any foreclosure of any mortgage, transfer of the Premises, including foreclosure of any lien or any mortgage of Landlord, its successors, assigns and transferees, or of any and all other parties that may have an interest in the Premises. Notwithstanding anything to the contrary contained in this Section 14.01, the subordination of this Lease to any present or future Security Documents shall be conditioned upon the holder of such Security Document agreeing in writing that Tenant’s use and occupancy of the Premises and other rights under this Lease shall not be disturbed or abridged, nor its obligations expanded by reason of the foreclosure of such Security Document, and Tenant’s rights and obligations hereunder shall be recognized and observed, so long as Tenant is not in default under this Lease after the giving of any required notice and the expiration of any applicable cure period.
14.02 Attornment. If Landlord’s interest in the Property is acquired by any beneficiary, mortgagee, or purchaser at a foreclosure sale, Tenant will attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as successor Landlord under this Lease. Tenant waives the protection of any law, code, rule or regulation which gives Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

14.03 Estoppel Certificates. Within ten (10) days after Landlord’s request, Tenant will execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or if Landlord is claimed to be in default, setting forth such default in reasonable detail); and (v) such other factual information with respect to Tenant or this Lease as Landlord is entitled to reasonably request under this Lease or which any prospective purchaser or encumbrancer of the Property may require. Landlord may deliver any such statement by Tenant to any prospective purchaser or encumbrancer of the Property, and such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon (and Tenant will be estopped from denying): (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease.
14.04 Tenant’s and Guarantor’s Financial Condition. Within ten (10) days after request from Landlord from time to time but no more often than once per calendar year, Tenant will deliver to Landlord the consolidated financial statements (audited, if available) of The Tecma Group of Companies for the most recent two fiscal years. Within ten (10) days after request from Landlord from time to time but no more often than once per calendar year, Guarantor will deliver to Landlord the consolidated financial statements of Viasystems Group, Inc. (audited, if available) for the most recent two fiscal years. Such financial statements may be delivered to Landlord’s mortgagees, lenders and investors and prospective mortgagees, lenders, purchasers and investors. Landlord shall exercise commercially reasonable efforts to keep all non-public financial statements confidential to Landlord and such mortgagees and lenders or prospective mortgagees, lenders, purchasers and investors, and their respective attorneys, accountants and representatives, and Landlord will use them only in connection with the Property and this Lease. The parties herein agree that if Landlord, based on such financial statements, reasonably and justifiably determines that due to the economic solvency of Tenant and/or the Guarantor, it is necessary to improve and/or substitute the Guaranty and/or the Security Deposit in order to fully guarantee Tenant’s obligations derived from this Agreement, Tenant shall improve and/or substitute, as the case may be, the Guaranty and/or the Security Deposit in accordance with the foregoing and within the 30 (thirty) days following to the notification in writing delivered by Landlord for such purpose.
14.05 Landlord’s Liability. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Property. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Property and the income therefrom or the proceeds resulting from a sale thereof, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. The terms of this Section 14.05 shall also apply in the event the holder of any deed of trust or mortgage encumbering the Property, or any purchaser or transferee pursuant to the foreclosure or transfer of the Property under any such instrument becomes the Landlord.

15 — TENANT COVENANT TO OPERATE
15.01 Tenant’s Suspension of Operations. Tenant shall operate the Premises according to the Permitted Use at all time during the Lease Term. In the event that Tenant discontinues operating the Premises for a term up to 30 (thirty) consecutive days, Landlord shall have the right to notify Tenant its will to rescind this Agreement due to the mentioned suspension of operations, in such event, Tenant shall have 30 (thirty) calendar days to (i) restart operations in the Premises or, (ii) commit with Landlord to restart operations within an obligatory term of 45 (forty five) days as of the date of receipt of the notice previously mentioned. In the event, Tenant does not comply with any of the two options, Landlord shall be entitled to rescind this agreement. At all times, during the suspension of operations of the Premises, Tenant shall pay the Rent according to this Agreement.
Notwithstanding the foregoing, the 30 (thirty) consecutive days term shall not be considered when Tenant’s suspension of operations is due to (i) Force Majeure and acts of God, or (ii) encumbrance or condemnation of all or part of the Premises or the Property, or (iii) damage to or destruction of any part of the Premises or the Property.
16 — MISCELLANEOUS PROVISIONS
16.01 Intentionally omitted.
16.02 Landlord’s Consent. Tenant will pay Landlord its reasonable fees and expenses paid to third parties incurred in connection with any act by Tenant which requires Landlord’s consent or approval under this Lease. Landlord will notify Tenant prior to spending sums in excess of $1,000 and afford Tenant the opportunity to withdraw the request.
16.03 Interpretation. The captions of the Articles or Sections of this Lease are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular. The masculine, feminine and neuter genders each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant, any others using or occupying the Premises or any portion thereof with Tenant’s express or implied permission, and their respective agents, employees, contractors, invitees and guests (while on the Premises or the Property). The term “working days” includes all days other than Saturday, Sunday and days on which all Mexican banking institutions are closed. This Lease does not, and nothing contained herein, will create a partnership or other joint venture between Landlord and Tenant. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable will not invalidate the remainder of such provision, which will remain in full force and effect.
16.04 Incorporation of Prior Agreements; — Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises. All amendments to this Lease must be in writing and signed by all parties. Any other attempted amendment will be void.
16.05 Notices. All notices, requests and other communications required or permitted under this Lease will be in writing and personally delivered or sent by a national overnight delivery service which maintains delivery records. Notices will be delivered to Tenant’s Notice Address, or to Landlord’s Notice Address, as appropriate. All notices will be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon ten (10) days prior written notice to the other party given in accordance with the terms of this Section 16.05.
16.06 Waivers. Any waiver, to be effective, must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent is not a waiver and will not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check will be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound by to the conditions of such statement.

16.07 Binding Effect. This Lease will bind any party who legally acquires any rights or interest in this Lease from Landlord or Tenant, provided that Landlord will have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease.
16.08 Choice of Law. For any issue in connection with the construction, validity, execution, and fulfillment hereof, the parties agree to be subject to the laws of the state where the Property is located. In the event of any controversy that may arise, the parties are bound to try to solve it by means of a friendly settlement, to be carried out within a term of thirty (30) calendar days after the arising of any controversy or dispute. If after such term has elapsed, the parties do not reach an agreement, such controversy shall be solved pursuant to the provisions of the Civil Code, and by the competent courts of the City where the Property is located. The parties hereto expressly waive any other jurisdiction that may correspond to them due to any reason whatsoever.
16.09 Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts will constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant is not be deemed to be an offer to lease and will not be binding upon either party until executed and delivered by both parties.
16.10 Survival. Unless otherwise expressly provided in this Lease, all representations and warranties of Landlord and Tenant, Tenant’s indemnity under Sections 2.05, 8.06 and 8.07, the provisions of Article 10, the indemnification provisions of Section 16.11, and all obligations of Tenant to pay Additional Rent hereunder, shall survive the termination of this Lease.
16.11 No Other Brokers. Landlord and Tenant each represent and warrant to the other that the Brokers are the only agents, brokers, finders or other parties with whom it has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Landlord and Tenant each agree to indemnify and hold the other party harmless from any claim, demand, cost or liability, including, without limitation, reasonable attorneys’ fees and expenses, asserted by any party other than the Brokers based upon dealings with that party.
16.12 Attorney Costs. In any enforcement proceeding brought by either party with respect to this Lease, the non-prevailing party will pay to the prevailing party in such proceeding all costs, including reasonable attorneys’ fees and court costs, incurred by such other party with respect to said proceeding and any appeals therefrom.
16.13 Additional Provisions. The exhibits and riders, if any, attached hereto, are incorporated herein by reference and constitute a part hereof.
16.14 Acts of God and Force Majeure. Neither Landlord nor Tenant shall be held responsible for delays in the performance of their obligations hereunder when caused by acts of God, force majeure, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, war and/or civil commotion (“Force Majeure”); provided, however, lack of payment or financial problems shall not be considered as an event of Force Majeure.

Notwithstanding anything herein to the contrary, if due to an act of God or event of Force Majeure (as defined in the preceding paragraph) Tenant is prevented from using the totality of the Premises or Property for any purpose whatsoever (including, without limitation, the storage of goods, inventory, or materials), there will be no Base Rent for the time such impediment exists and if it lasts for more than two (2) months then Tenant shall have the right to terminate this Lease within thirty (30) days of the expiration of such two (2) month period. If Tenant terminates the Lease pursuant to the preceding sentence, within such thirty (30) day period, Tenant shall provide written notice to Landlord which states the exact date of the termination of the Lease. If the impediment is partial (i.e. is not a substantial portion of the Premises), then Tenant shall have the Base Rent partially reduced, unless the parties agree in writing to terminate the Lease if the impediment lasts for the period established above. To the extent permitted by law, Landlord and Tenant hereby waive any Articles pertaining to the Civil Code. Notwithstanding anything to the contrary in this paragraph and in the Civil Code, and as material consideration for Landlord and Tenant entering into this Lease, if Tenant terminates this Lease under this paragraph, then Tenant hereby covenants to Landlord that it will promptly reinstate this Lease for the Lease Term which would have existed but for such termination by Tenant. If after the Lease is reinstated, Tenant is still prevented from using all or a substantial portion of the Premises for any purpose whatsoever (including, without limitation, the storage of goods, inventory, or materials) due to an act of God or event of Force Majeure (as defined in the preceding paragraph) for an additional two (2) consecutive month period following the reinstatement of the Lease (i.e. Tenant is prevented from using all or a substantial portion of the Premises for a total of four (4) consecutive months), then following such second two (2) month period (i.e. Tenant is prevented from using all or a substantial portion of the Premises for a total of four (4) consecutive months), Tenant shall have the right to terminate this Lease by providing written notice to Landlord of such termination within ten (10) days following such four (4) consecutive month period, and except as otherwise expressly set forth in this Lease, the parties shall have no further obligations to each other under this Lease. This paragraph and the covenants and obligations contained therein shall survive any termination of this Lease.
16.15 Guaranty. Viasystems Technologies Corp., L.L.C. (“Guarantor”) shall guarantee the payment and performance of all indebtedness (including all rents and other sums of any kind payable by Tenant under this Lease) and obligations of any kind payable or performable by Tenant under this Lease, pursuant to a guaranty in the form attached hereto as Exhibit “F” and made a part hereof for all purposes, which guaranty shall be executed and delivered by such Guarantor to Landlord on or before the date of this Lease and as a condition to the effectiveness of this Lease.
16.16 Surrender. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and obligations concerning the condition and repair of the Premises.
16.17 Waiver of Right of First Offer and Right of First Refusal. Tenant hereby expressly waives any right of first offer or right of first refusal that it may have to purchase the Premises, Building and/or the Property if Landlord sells the Premises, Building and/or the Property and/or the land over other possible tenants and buyers of the Premises, Building and/or Property. Further, except as otherwise expressly set forth in this Lease, Tenant hereby waives any right of first offer or right of first refusal that it may have to lease the Premises, Building and/or the Property over other possible tenants for the Premises, Building and the Property during or following the expiration of the Lease Term.
16.18 Waiver of Right to Extend. Tenant hereby expressly waives any right to extend the Lease, except as otherwise expressly set forth in this Lease.
16.19 Translation. This Agreement has been drafted, negotiated and executed in English and Spanish versions, being both versions mandatory for both parties. Notwithstanding the above, in the event of discrepancy between both versions, the Spanish version shall prevail.
Signatures on the following page

IN WITNESS WHEREOF, this Lease has been executed by the duly authorized representatives of Landlord and Tenant on the respective dates set forth below, to be effective for all purposes, however, as of the Commencement Date as set forth above.

LANDLORD:

VERDE LIBRAMIENTO AEROPUERTO LLC

By:	/s/ A. Richard Moore, Jr.

	Name:	A. Richard Moore, Jr
	Title:	Legal Representative

Date: 6/20/2011

TENANT:

INTERNATIONAL MANUFACTURING SOLUTIONS OPERACIONES, S. DE R.L. DE C.V.

By:	/s/ Keith Alan Russell

	Name:	Keith Alan Russell
	Title:	President

Date: 6/16/2011

EXHIBIT “E”
RIDER
I. Expansion Capabilities In Adjacent Land: Landlord has agreed to notify Tenant of any plans regarding the adjacent 27.84 acres of land, designated as “Future Buildings Nos. 5, 6 and 7” on Exhibit A.
II. RENEWAL OPTION:
THESE RENEWAL OPTIONS are attached as Exhibit E to the Industrial Lease between VERDE LIBRAMIENTO AEROPUERTO LLC., as Landlord, and INTERNATIONAL MANUFACTURING SOLUTIONS OPERACIONES, S. DE R.L. DE C.V., as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:
(a) Provided that as of the time of the giving of the First Extension Notice and the Commencement Date of the First Extension Term, (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no event of default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of thirty-six (36) months (such additional term is hereinafter called the “First Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the First Extension Term”). Tenant shall give Landlord notice (hereinafter called the “First Extension Notice”) of its election to extend the term of the Lease Term at least six (6) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.
(b) Provided that as of the time of the giving of the Second Extension Notice and the Commencement Date of the Second Extension Term, (i) Tenant is the Tenant originally named herein, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no event of default exists or would exist but for the passage of time or the giving of notice, or both and provided Tenant has exercised its option for the First Extension Term; then Tenant shall have the right to extend the Lease Term for an additional term of thirty-six (36) months (such additional term is hereinafter called the “Second Extension Term”) commencing on the day following the expiration of the First Extension Term (hereinafter referred to as the “Commencement Date of the Second Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Second Extension Notice”) of its election to extend the term of the Lease Term at least six (6) months, but not more than twelve (12) months, prior to the scheduled expiration date of the First Extension Term.
(c) The Base Rent payable by Tenant to Landlord during the First Extension Term shall be the then prevailing market rate for comparable space in the Building and comparable buildings in the vicinity of the Building, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least four (4) months prior to the expiration of the Lease Term, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.

(d) The Base Rent payable by Tenant to Landlord during the Second Extension Term shall be the then prevailing market rate for comparable space in the Building and comparable buildings in the vicinity of the Property, taking into account the size of the Lease, the length of the renewal term and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least four (4) months prior to the expiration date of the First Extension Term, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate at the end of the First Extension Term.
(e) The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Total Operating Costs or other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Total Operating Costs and other items with respect to the Premises during the First Extension Term and Second Extension Term.
(f) Except for the Base Rent during the First Extension Term as specified above, Tenant’s occupancy of the Premises during the First Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease (except as set forth in subparagraph (b) above). Except for the Base Rent during the Second Extension Term as specified above, Tenant’s occupancy of the Premises during the Second Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the First Extension Term.
(g) If Tenant does not give the First Extension Notice within the period set forth in paragraph (a) above, Tenant’s right to extend the Lease Term for the First Extension Term and the Second Extension Term shall automatically terminate. If Tenant does not give the Second Extension Notice within the period set forth in paragraph (b) above, Tenant’s right to extend the Lease Term for the Second Extension Term shall automatically terminate. Time is of the essence as to the giving of the First Extension Notice and Second Extension Notice.
(h) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the First Extension Term and/or the Second Extension Term. Subject to Landlord’s maintenance, repair and restoration obligations under the Lease, the Premises shall be tendered on the Commencement Date of the First Extension Term and the Commencement Date of the Second Extension Term in “as-is”, “where-is”, and “with all faults” condition.
(i) If the Lease is extended for the First Extension Term or Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).
If Tenant exercises its right to extend the term of the Lease for the First Extension Term and/or Second Extension Term pursuant to this Exhibit E, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the First Extension Term and Second Extension except as otherwise provided herein.

EXHIBIT “F”
GUARANTY
The undersigned, Viasystems Technologies Corp., L.L.C.., having its registered office at 101 South Hanley, Suite 1800, St. Louis, Missouri 63105 (“Guarantor”), in consideration of the leasing of the Premises described in that certain Industrial Lease (the “Lease”) dated 20, June, 2011, between Verde Libramiento Aeropuerto, LLC, as Landlord (“Landlord”), and International Manufacturing Solutions Operaciones, S. De R.L. De C.V., as tenant (“Tenant”), does hereby covenant and agree as follows:
1. Guarantor does hereby guarantee the full, faithful and timely payment and performance by Tenant of all of the payments, covenants and other obligations of Tenant under or pursuant to the Lease. If Tenant shall default at any time in the payment of any rent or any other sums, costs or charges whatsoever including, without limitation, late charges, additional rent (however termed or defined), court costs and attorneys’ fees, or in the performance of all warranties, representations and any of the other covenants and obligations of Tenant, under or pursuant to the Lease and such default remains uncured after the giving of any required notice and the expiration of any applicable cure period, then Guarantor, at its expense, shall on demand of Landlord fully and promptly, and well and truly, pay all rent, sums, costs and charges to be paid by Tenant, and perform all the other covenants and obligations to be performed by Tenant, under or pursuant to the Lease, and in addition shall on Landlord’s demand pay to Landlord any and all sums due to Landlord, including, without limitation, all interest on past due obligations of Tenant, costs advanced by Landlord, and damages and all expenses (including reasonable attorneys’ fees and litigation costs), that may arise in consequence of Tenant’s default. Guarantor hereby waives: (a) notice of acceptance hereof (which acceptance is conclusively presumed by delivery to Landlord); (b) grace, demand, presentment and protest with respect to the obligations and liabilities guaranteed hereunder or to any instrument, agreement or document evidencing or creating same; (c) notice of grace, demand, presentment and protest; (d) notice of non-payment or other defaults, of intention to accelerate and of acceleration of the obligations and liabilities guaranteed hereunder; (e) notice of and/or any right to consent or object to the assignment of any interest in the Lease or the obligations and liabilities guaranteed hereunder; (f) the renewal, extension, amendment and/or modification of any of the terms and provisions of the Lease; (g) filing of suit and diligence by Landlord in collection or enforcement of the obligations and liabilities guaranteed hereunder; and (h) any other notice regarding the obligations and liabilities guaranteed hereunder. Guarantor specifically waives any requirements imposed by the laws of the United States of America or the United States of Mexico, or any political subdivision of either of them.
2. The obligations of Guarantor hereunder are independent of, and may exceed, the obligations of Tenant. A separate action or actions may, at Landlord’s option, be brought and prosecuted against Guarantor, whether or not any action is first or subsequently brought against Tenant or any other guarantor, or whether or not Tenant or any other guarantor is joined in, or made a party to, any such action, and Guarantor may, at Landlord’s option, be joined in any action or proceeding commenced by Landlord against Tenant or any other guarantor arising out of, in connection with or based upon the Lease. Guarantor waives any right or claim to require Landlord to proceed against Tenant or any other guarantor or pursue any other remedy in Landlord’s power whatsoever, whether arising from any documents executed by Tenant, any common law, applicable statute or otherwise, any right to complain of delay in the enforcement of or refusal to enforce Landlord’s rights under the Lease, any demand by Landlord and or prior action by Landlord of any nature whatsoever against Tenant, or otherwise. Guarantor further agrees not to assert any defense (other than payment) available to Tenant against Landlord with regard to the obligations and liabilities guaranteed hereunder, any defense based upon an election of remedies of any type, any defense based on any duty of Landlord to disclose information of any type to the undersigned regarding Tenant or the obligations and liabilities guaranteed hereunder. Guarantor waives any defense or right arising by reason of any disability or lack of authority or power of Tenant and shall remain liable hereunder if Tenant or any other party shall not be liable under the Lease for such reason.

Notwithstanding anything herein to the contrary, Guarantor acknowledges and agrees that if an Event of Default has occurred under the Lease and Landlord terminates the Lease, Guarantor shall remain obligated to pay all rent that would be due by Tenant under the Lease if the Lease were not terminated. Additionally, Guarantor waives any right to have Tenant joined with Guarantor in any suit brought against Guarantor on this Guaranty and further waives any right to require Landlord to forthwith sue Tenant to collect obligations, liabilities and rents as a prerequisite to Landlord’s taking action against Guarantor under this Guaranty.
3. The undersigned agrees that Landlord may at any time, and from time to time, at Landlord’s discretion and with or without notice or consideration to or consent from any party: (a) release any party liable on the Lease, including without limitation, Tenant and any other guarantor; and (b) extend, renew, rearrange, modify or amend any of the terms and provisions of the Lease. Any of such actions may be taken without impairing or diminishing the obligations and liabilities of Guarantor hereunder. This Guaranty shall remain and continue in full force and effect and shall not be discharged in whole or in part notwithstanding (whether prior or subsequent to the execution hereof) any alteration, renewal, extension, modification, amendment or assignment of, or subletting, concession, franchising, licensing or permitting under, the Lease. Guarantor hereby waives notices of any of the foregoing, and agrees that the liability of the undersigned hereunder shall be based upon the obligations of Tenant set forth in the Lease as the same may be altered, renewed, extended, modified, amended or assigned. For the purpose of this Guaranty and the obligations and liabilities of the undersigned hereunder, “Tenant” shall be deemed to include any and all concessionaires, licensees, franchisees, department operators, assignees, subtenants, permittees or others directly or indirectly operating or conducting a business in or from the leased premises, as fully as if any of the same were the named Tenant under the Lease.
4. The liability of Guarantor shall not be impaired, reduced or in any way affected by: (a) Landlord’s failure, refusal, or neglect to collect or enforce the obligations and liabilities guaranteed hereunder, by way of, without limitation, any indulgence, forbearance, compromise, settlement or waiver of performance which may be extended to Tenant by Landlord or agreed upon by Landlord and Tenant; (b) any termination of the Lease to the extent that Tenant thereafter continues to be liable; (c) any sublease of the space covered by the Lease or any assignment of the Lease by any means or to any entity or person whatsoever regardless of whether Tenant thereafter continues to be liable under the Lease; (d) loss or subordination of any other guaranty, if any, or by the existence of any indebtedness of Tenant to Landlord other than the indebtedness guaranteed hereby; (e) the taking of any security or any other guaranty for the obligations and liabilities guaranteed hereby in addition to the guaranty presently existing; or (f) the misapplication of collateral at any time given as security for Tenant’s obligations (including other guaranties).
5. The obligations of Guarantor hereunder shall not be reduced, impaired or in any way affected by: (a) receivership, insolvency, bankruptcy or other proceedings, whether in or outside of Mexico, affecting the Tenant or any of the Tenant’s assets; (b) receivership, insolvency, bankruptcy or other proceedings affecting the undersigned or any of the undersigned’s assets; (c) any allegation of fraud, usury, failure of consideration, forgery, statute of limitations or other defense, whether or not known to Landlord (even though rendering all or any part of the obligations and liabilities guaranteed hereunder void or unenforceable or uncollectible as against Tenant or any other guarantor); or (d) the release or discharge of Tenant from the Lease or any other indebtedness of the Tenant to Landlord or from the performance of any obligation contained in the Lease or other instrument issued in connection with, evidencing or securing any indebtedness guaranteed by this instrument, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the indebtedness guaranteed hereby is rescinded or must otherwise be returned by Landlord upon the insolvency, bankruptcy or reorganization of Tenant or otherwise.

6. Guarantor hereby fully subordinates the payment of all indebtedness owing to the undersigned by Tenant (including principal and interest) to the prior payment of all indebtedness of Tenant to Landlord (including, without limitation, interest accruing on any such indebtedness after any insolvency or reorganization proceeding as to Tenant) and agrees not to accept any payment on the same until payment in full of the obligations and liabilities guaranteed hereunder, and not to attempt to set off or reduce any obligations hereunder because of such indebtedness. Until all of the obligations and liabilities guaranteed hereunder shall have been paid or performed in full, Guarantor shall have no right of subrogation or any other right to enforce any remedy which Landlord now has or may hereafter have against Tenant.
7. All payments to be made and obligations to be performed hereunder shall be payable or performable at the offices of Landlord in The United States of America. If it becomes necessary for Landlord to enforce this Guaranty by legal action, the undersigned hereby waives the right to be sued in the Country of Mexico or any political subdivision thereof, and also waives the right to be sued in the county or state of Guarantor’s residence and agrees to submit to the jurisdiction and venue of the appropriate federal, state or other governmental court in such county and state within the United States of America where Landlord maintains an office. Guarantor unconditionally agrees to pay Landlord’s collection expenses (including, without limitation, court costs and reasonable attorneys’ fees) if enforcement hereof is placed in the hands of an attorney, including, but expressly not limited to, enforcement by suit or through probate, bankruptcy or any judicial proceedings.
8. If Guarantor is or becomes liable for any indebtedness of Tenant to Landlord other than the obligations and liabilities guaranteed hereunder by any means other than under this Guaranty, such liability shall not be impaired, reduced or affected in any manner hereby but shall have all and the same force and effect it would have had if this Guaranty had not existed, and Guarantor’s liability hereunder shall not be impaired, reduced or affected in any manner thereby.
9. All rights of Landlord hereunder or otherwise arising under any documents executed in connection with the obligations and liabilities guaranteed hereunder are separate and cumulative and may be pursued separately, successively or concurrently, or not pursued, without affecting or limiting any other right of Landlord and without affecting or impairing the liability of the undersigned.
10. Notwithstanding any other provisions herein contained, no provision of this Guaranty shall require or permit the collection from the undersigned of interest in excess of the maximum rate or amount that such guarantor may be required or permitted to pay to Landlord pursuant to applicable law and as to which such guarantor could successfully assert the claim or defense of usury.
11. This Guaranty is intended for and shall inure to the benefit of Landlord and each and every person who shall from time to time be or become the legal or equitable owner or holder of all or any part of the Lease and/or the obligations and liabilities guaranteed hereunder, and each and every reference herein to “Landlord” shall include and refer to each and every successor or assignee of Landlord at any time holding or owning any part of or interest in any part of the Lease and/or the obligations and liabilities guaranteed hereunder. This Guaranty shall be assignable or transferable with the same force and effect, and to the same extent, that the Lease and/or the obligations and liabilities guaranteed hereunder are assignable or transferable, it being understood and stipulated that upon assignment or transfer by Landlord of the Lease and/or any of the obligations and liabilities guaranteed hereunder, the legal holder or owner thereof (or a part thereof or interest therein thus transferred or assigned) shall (except as otherwise stipulated by Landlord in its assignment) have and may exercise all of the rights granted to Landlord under this Guaranty to the extent of that part of or interest in the obligations and liabilities guaranteed hereunder thus assigned or transferred.

12. Any notice or demand to Guarantor in connection herewith may be given and shall conclusively be deemed to have been given and received upon deposit thereof in writing, in the U.S. Mails, duly stamped and addressed to the undersigned at the address shown above. Guarantor shall have the right to designate from time to time another address for purposes of this instrument by written notice to Landlord sent by United States mail, certified mail, return receipt requested. Actual notice or demand, however given or received, shall always be effective. The provisions of this Paragraph 12 shall not be construed to affect or impair any waiver of notice or demand herein provided or to require giving of notice or demand to or upon the undersigned in any situation or for any reason.
13. Landlord may apply any payments received from any source against that portion of the obligations and liabilities guaranteed hereunder in such priority and fashion as Landlord may deem appropriate.
14. The payment by Guarantor of any amount pursuant to this Guaranty shall not, without Landlord’s consent, entitle the undersigned (whether by way of subrogation or otherwise) to a right of possession of, or to any other right, title or interest in, the premises covered by the Lease.
15. If this Guaranty is signed by more than one party, their obligations shall be joint and several, and the release of one of such guarantors shall not release any other of such guarantors.
16. Neuter terms should also refer, where applicable, to the feminine gender and the masculine gender; the singular reference shall also include the plural of any word if the context so requires.
17. This Guaranty shall be applicable to and binding upon the heirs, executors, administrators, representatives, successors and assigns of Guarantor.
18. In the event that Landlord should institute any suit against Guarantor for violation of or to enforce any of the covenants or conditions of this Guaranty or to enforce any right of Landlord hereunder, or should Guarantor institute any suit against Landlord arising out of or in connection with this Guaranty, or should either party institute a suit against the other for a declaration of rights hereunder, or should either party intervene in any suit in which the other is a party to enforce or protect its interest or rights hereunder, the prevailing party in any such suit shall be entitled to the fees of its attorney(s) in the reasonable amount thereof, to be determined by the court and taxed as a part of the costs therein.
19. The execution of this Guaranty prior to execution of the Lease shall not invalidate this Guaranty or lessen the obligations of Guarantor(s) hereunder.
20. This Guaranty is made pursuant to, and shall be interpreted and applied in accordance with, the laws of the State of Texas.
21. This Guaranty shall be irrevocable and shall remain in full force and effect for so long as any obligations may remain in connection with the Lease.
22. This Guaranty is a guaranty of payment and performance and not merely a guaranty of collection.
23. Guarantor understands and agrees that this Guaranty is a material factor and inducement to Landlord in entering into the Lease and that absent such Guaranty, Landlord would not have entered into the Lease. Guarantor acknowledges that Guarantor shall benefit directly or indirectly by the Lease.
24. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and the Landlord.

25. Guarantor and Landlord waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between Landlord and Guarantor arising out of this Guaranty or any other document or instrument executed in connection herewith or any transaction related to this Guaranty.
Signature on the following page

IN WITNESS WHEREOF, the undersigned has executed this Guaranty this 16th day of June, 2011.

GUARANTOR:

VIASYSTEMS TECHNOLOGIES CORP., L.L. C.

By:	/S/ Daniel J. Weber

	Name:	Daniel J. Weber
	Title:	Vice President and General Councel